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KPMG

4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

Consent of Independent Certified Public Accountants

The Board of Directors
HMN Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of HMN Financial, Inc. of our report dated June 14, 2002 relating to the statements of net assets available for benefits of the Home Federal Savings Bank Employees' Savings and Profit Sharing Plan as of December 31, 2001 and 2000 the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of HMN Financial, Inc.

/s/ KPMG

Minneapolis, Minnesota
June 26, 2002